CONTACT:	NewsRelease

John Byczkowski, FHLBank Cincinnati	FOR IMMEDIATE RELEASE

513-852-7085 (office) or 513-382-7615 (cell)	April 29, 2013

FHLBANK CINCINNATI ANNOUNCES FIRST QUARTER 2013 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the first quarter ended March 31, 2013. The FHLBank continued to effectively fulfill its mission by providing readily available and competitively priced wholesale funding to its member financial institutions, supporting its commitment to affordable housing, and paying stockholders a competitive dividend return on their capital investment. Highlights include:

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Net income was $64 million and return on average equity (ROE) was 5.49 percent. This compares to net income of $58 million and ROE of 6.50 percent for the same period of 2012. The most significant contributor to the increase in net income in the first quarter of 2013 was the growth in average Advance balances. A $1.1 billion increase in average total capital to support Advance growth diluted the ROE because earnings were spread over a larger capital base.

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Total assets at March 31, 2013 were $86.7 billion, an increase of $5.2 billion (six percent) from year-end 2012. Total assets in the first three months of 2013 averaged $84.4 billion, an increase of $21.6 billion (34 percent) from the same period of 2012. The growth was primarily due to significant Advance borrowings by a large-asset member.

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Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $76.8 billion at March 31, 2013, an increase of $5.6 billion (eight percent) from year-end 2012.

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Capital adequacy continued to substantially exceed all minimum regulatory capital requirements. On March 31, 2013, GAAP capital, including $563 million of total retained earnings, stood at $5.0 billion or 5.79 percent of total assets, with a similar regulatory capital ratio. Total retained earnings increased by $25 million in the first quarter.

•	The FHLBank paid its stockholders a cash dividend on March 21, 2013 at a 4.25 percent annualized rate, which was 3.96 percentage points above the first quarter average 3-month LIBOR.

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During the first three months of 2013, the FHLBank contributed $7 million to the Affordable Housing Program pool of funds to be awarded to members in 2014. In addition, the FHLBank continued its voluntary sponsorship of other housing programs with contributions to the Carol M. Peterson Housing Fund and the Disaster Reconstruction Program.

FHLBank Cincinnati 1Q 2013

Operating Results and Profitability

The overall net income increase of $6 million in the first three months of 2013 compared to the same period of 2012 resulted from the following factors:

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Net interest income decreased $6 million in the first three months of 2013. This was the result of several unfavorable factors including, among others 1) replacing a portion of the short-term lower-cost debt that funded fixed-rate mortgages with longer-term higher-cost debt to improve market risk positioning in the low interest rate environment, 2) narrower spreads on LIBOR-indexed assets to Consolidated Discount Note funding, and 3) a reduction in the amount of higher-coupon liquidity investments.

The unfavorable factors were partially offset by several favorable factors including, among others 1) higher interest income from growth in Advance balances, 2) lower net amortization, and 3) other asset-liability management actions, primarily calling a significant amount of high-cost debt before their final maturities and issuing new debt at lower rates over the prior 12 months.

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In the first three months of 2013, the FHLBank recorded a $3 million reversal of credit losses in its Mortgage Purchase Program, compared to a $1 million provision for credit losses in the same period of 2012. The favorable $4 million impact was primarily due to improvements in the housing market and lower estimated loss severities.

•	Other non-interest income improved $9 million in the first three months of 2013 compared to the same period of 2012 mostly due to various mark-to-market adjustments.

Assets and Mission Asset Activity

The principal balance of Advances increased $4.4 billion (eight percent) from year-end 2012 to end the first quarter of 2013 at $58.0 billion. The increase in the ending balance of Advances was primarily driven by the borrowings of a large-asset member. Aggregate Advance balances with other members declined in the first three months, but continued to experience little consistent directional trend, due to the tepid economic expansion and significant amounts of liquidity available to members as a result of the actions of the Federal Reserve System.

The principal balance of mortgage loans held for portfolio (the Mortgage Purchase Program) was $7.0 billion at March 31, 2013, a decrease of $0.3 billion (four percent) from year-end 2012. The reduction in principal balance from year-end 2012 reflected the relatively high amount of principal paydowns and inactivity by the FHLBank's largest mortgage seller.

The balance of investments at March 31, 2013 was $20.8 billion, an increase of $0.8 billion (four percent), from year-end 2012. The investment balance at March 31, 2013 included $13.7 billion of mortgage-backed securities and $7.1 billion of short-term liquidity instruments.

Risk Exposure

The FHLBank believes that its net liquidity position remained strong during the first quarter of 2013, as did its overall ability to fund operations through Consolidated Obligation issuances at acceptable interest costs. Market risk exposure was moderate during the first three months of 2013, well within the FHLBank's policy limits, and consistent with the normal historical range.

FHLBank Cincinnati 1Q 2013

Residual credit risk exposure from offering Advances, purchasing investments, and executing derivative transactions was limited, with no loan loss reserves or impairment required to be recorded for these instruments. Residual credit risk exposure in the mortgage loan portfolio continued to be moderate and manageable. The allowance for credit losses in the Mortgage Purchase Program was $15 million and $18 million at March 31, 2013 and December 31, 2012, respectively. The lower allowance for credit losses was primarily a result of improvements in the housing market related to home prices and delinquency trends, and lower estimated loss severities in Ohio, the FHLBank's largest geographical concentration.

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The Federal Home Loan Bank of Cincinnati is a AA+ rated regional wholesale cooperative bank. The FHLBank raises private-sector capital from member-stockholders and, with 11 other FHLBanks in the FHLBank System, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLBank also funds community investment programs that help its members create affordable housing and promote community economic development. The FHLBank has 736 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLBank’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

FHLBank Cincinnati 1Q 2013

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	March 31, 2013	December 31, 2012	Percent Change
Total assets	$86,729	$81,562	6%
Advances (principal)	57,999	53,621	8
Mortgage loans held for portfolio (principal)	7,042	7,366	(4)
Total investments	20,772	19,950	4
Consolidated Obligations:
Discount Notes	34,076	30,840	10
Bonds	45,937	44,346	4
Total Consolidated Obligations	80,013	75,186	6
Mandatorily redeemable capital stock	134	211	(36)
Capital stock	4,466	4,010	11
Total retained earnings	563	538	5
Total capital	5,018	4,537	11
Regulatory capital (1)	5,163	4,759	8

Capital-to-assets ratio (GAAP)	5.79%	5.56%
Capital-to-assets ratio (Regulatory) (1)	5.95	5.84

OPERATING RESULTS

	Three Months Ended March 31,
	2013	2012	Percent Change (2)
Total interest income	$217	$246	(12)%
Total interest expense	142	165	(14)
Net interest income	75	81	(7)
(Reversal) provision for credit losses	(3)	1	NM
Other income (loss)	8	(1)	NM
Other expense	15	14	3
AHP	7	7	6
Net income	$64	$58	10

Return on average equity	5.49%	6.50%
Return on average assets	0.31	0.37
Net interest margin	0.36	0.52
Annualized dividend rate	4.25	4.50
Average 3-month LIBOR	0.29	0.51

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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